Exhibit 10.3

ABCS(2010)2014
The Maximum Amount Right Pledge Contract

Dear Client:
    For your best interest, please read all provisions under this Contract carefully before executing it, especially those provisions in black, paying attention to your rights and obligations. Please feel free to contact the administering branch for any questions.

Pledgee (full name): Agricultural Bank of China, Kunming Shuanglong Branch

Pledgeor (full name): China Shenghuo Pharmaceutical Holdings, Inc.

This Pledge Contract is entered into by and among the two parties in accordance with relevant Chinese laws and regulations since the Pledgeor is willing to provide the maximum amount guaranty for the creditor’s right generated from the Loan Contract between Kunming Shenghuo and the Pledgee (“Principal Contract”).

1. Type and Maximum Amount of the Creditor’s Principal Claim
1.1	The creditor’s principal claim guaranteed is in the maximum amount of RMB70,010,000.
1.1.1	The creditor’s right is valid from May 20, 2011 to May 19, 2013 for business of RMB/foreign currency loan.
1.1.2
For the unpaid principal and relevant interest, penalty interest, compound interest and other expenses under the Principal Contract, the interest, penalty interest, compound interest and other expenses will be calculated till the day when the principal is actually been paid as indicated in the Principal Contract.

Contract Type	Contract No.	Unpaid Principal	Currency
Loan Contract	(Shuanglong) NYJZ 53101200900004676	35,000,000.00	RMB
Loan Contract	(Shuanglong) NYJZ 53101201000002111	2,000,000.00	RMB

   1.2 The type, amount, term and interest rate of each loan been guaranteed under this Contract will be subject to relevant legal document or evidence.
   1.3 Within the term and maximum amount as prescribed in this Contract, the Pledgor isn’t required to handle with guaranty procedures for each loan released by the Pledgee as agreed in this Contract or other banks’ credits as provided.

   1.4 For the business happened within the period and maximum amount as agreed in this Contract, the Pledgor will be liable for guaranty responsibility in original currency regardless of whatever currency it is.

2. The Scope of Guaranty of Pledge
The scope of this guaranty of pledge includes the amount of creditor’s principal claim and the interest, penalty interest, compound interest thereof, default fine, compensation for damage and all kinds of relevant expenses incurred by the Pledgee to recover its claim and the pledged right.

  The Pledgor is voluntarily willing to bear the guaranty responsibility for the amount actually exceeds the maximum amount due to the change of exchange rate.

3. The Pledged Right
The Pledgor agrees on the pledge of the common shares of Kunming Shenghuo Pharmaceutical (Group) Co., Ltd. it owns, as to the details of pledged right please find the List of Pledged Right (Equity/Fund/Bond) (Name and No. of the list) as attached, which constitutes the integral part of this Contract and has same legal force and effect as in the Contract; and

The provisional price of the above mentioned pledged right is RMB 140,022,080 while the terminal value will be determined by its actual disposing price.

4. Commitments by the Pledgor
4.1 The Pledgor has obtained authorizations necessary to enter into this Contract pursuant to relevant regulations and procedures.
4.2 The Pledgor has full and undisputed ownership and disposition right with regard to the pledged right.
4.3 The pledged right is legally transferable.
4.4 The pledged right has not been cancelled upon application, been declared null and void upon application, facing objection, seal-up, freezing, supervision, litigation, arbitration, reporting lost and stop of payment.
4.5 The Pledgor has obtained approval from co-owners of the right to be pledged under this Contract.
4.6 The Pledgor promises to pay all kinds of expenses related to the pledged right according to laws and regulations, perform the legal obligations, expand the term of right as per the requirement of the Pledgee and have the pledged right remain in force and effect at duration period.
4.7 At the duration period of the pledged right, the Pledgor shall inform the Pledgee in written for any of following cases:
    4.7.1 The pledged right has been cancelled upon application, been declared null and void upon application, facing objection, seal-up, freezing, supervision, litigation, arbitration, reporting lost and stop of payment or other cases that would affect the realization of pledged right.

4.7.2 The business license of the Pledgor has been cancelled or revoked; the Pledgor was ordered to close down or was terminated for other causes.
4.7.3 The Pledgor applies for bankruptcy, reorganization, reconciliation or is the subject of bankruptcy and reorganization applications.
4.8 There is no existence of other conditions that would affect the realization of pledged right.

5. Effect of the Pledged Right
The effect of pledged right is extended to the incidental right associated with the pledged right, yield and property and rights according to laws and regulations.

6. Delivery and Storage of the Document of Title
6.1 If necessary, the Pledgor shall deliver relevant document of title to the Pledgee on the same day of execution of this Contract. The Pledgee shall keep the delivered document of title in good condition.
6.2 Where a bill of exchange, promissory note, check, warehouse receipt, bill of lading, bond or other document of title that needs to be negotiated by endorsement is pledged, the words of “value in pledge” are required to be written in the endorsement.
6.3 If necessary, the Pledgor shall register the pledge contract with the registration authorities on the same day of execution of this Contract and the original registration certificate shall be kept by the Pledgee. The Pledgor shall assist the Pledgee in case that the registration of transferred pledged right or of other issues need to be changed.
6.4 At the duration period of the pledged right, the Pledgor may not grant or transfer the pledged right, permit other person to use the pledged right or dispose the pledged right in other ways without the written approval of the Pledgee. Where the written approval is available, the proceeds from the pledged right disposition shall firstly be used to liquidate the creditor’s principal claim secured by the stock right and the escrow.
6.5 At the duration period of the pledged right, where the value of pledged right is decreased, the Pledgee is entitled to ask the Pledgor offering a guaranty which is equivalent to the decreased value and needs to be recognized by the Pledgee.

7. Transfer of the Pledged Right
7.1 If the Pledgee has transferred part of its creditor’s claim prior to the confirmation of creditor’s right secured by maximum amount pledge, it may choose to transfer corresponding pledged right.
7.2 If the Pledgee has transferred part of its creditor’s claim after the confirmation of creditor’s right secured by maximum amount pledge, it may choose not to transfer corresponding pledged right.

8. Confirmation of Secured Creditor’s Right

Under any of the following circumstances, the creditor’s right secured by maximum amount pledge under this Contract is confirmed:
8.1 Upon the expiration of period for creditor’s right confirmation. Should the Debtor violates the agreed obligations under the Principal Contract or the Pledgor violates the agreed obligations under this Contract, the Pledgee has the right to declare the acceleration of expiration of period for creditor’s right.
8.2 No occurrence of new creditor’s right.
8.3 The pledged right is detained or frozen.
8.4 The Debtor or Pledgor is declared bankruptcy or cancellation.
8.5 Other conditions regulated by law with regard to the confirmation of creditor’s right.

9. The Realization of Pledged Right
9.1 Under any of the following circumstances, the Pledgee has the right to exercise the pledged right:
9.1.1 The Pledgee’s claim is not satisfied at the maturity of debt under the Principal Contract.
9.1.2 The business licenses of the Debtor or Pledgor has been cancelled or revoked, or it is ordered to close down or was terminated for other causes.
9.1.3 The People’s Court has accepted the bankruptcy application of the Debtor or Pledgor or has made the determination of a settlement.
9.1.4 The Debtor or Pledgor was dead or was declared lost or dead.
9.1.5 The pledged right has been cancelled upon application, been declared null and void upon application, facing objection, litigation, arbitration, seal-up, freezing, supervision or other enforcement actions have been taken.
9.1.6 The Pledgor has not provided corresponding guaranty as per the requirements of the Pledgee.
9.1.7 The Pledgor has violated its obligations under this Contract.
9.1.8 The existence of other circumstances that have materially hindered the realization of pledged right.
9.2 Where a pledged bill of exchange, check, promissory note, bond, certificate of deposit, warehouse receipt or bill of lading can be honored or taken delivery before the creditor’s claim under the Principal Contract expires, the Pledgee is entitled to do so first and the proceeds therefrom can be firstly used to liquidate the creditor’s principal claim secured by the stock right and escrow.
9.3  Where more than two material Guarantors for the creditor’s claim under this Contract exist in the mean time, the Pledgee is entitled to exercise the security right to any one of the collateral or both of them.
9.4 Where the Pledgor is the third person other than the Debtor, meanwhile the Debtor has offered material guaranty for the creditor’s claim under the Principal Contract, and the Pledgor has waived this security right, the Pledgor agrees to offer a guaranty of pledge for the creditor’s claim under the Principal Contract.

9.5 If the Pledgor secure the several debts, including but not limited to debts under this Contract, existing between the Debtor and Pledgee by the pledged right under this Contract, and the proceeds from disposal of the pledged right is not sufficient to pay off the overall debts on due; it shall be the Pledgee to determine the order of debt repayment and offsetting.

10. Return of the Document of Title
10.1 Where all the debts under the Principal Contract have been performed, or all the creditor’s claims secured by the pledged right under the Principal Contract have been liquidated, the Pledgee shall return the document of title to the Pledgor in a timely manner.
10.2 The Pledgor shall take over the returned document of title in a timely manner. Should the Pledgor fails in taking over, the Pledgee has the right to draw the document of title and it shall be the Pledgor to bear incurred expenses.

11. Liability for Breach of Contract
11.1 The Pledgor shall pay liquidated damages of / % of highest balance of secured creditor’s right for conducting any of following activities; Should it cause losses to the Pledgee, the Pledgor shall indemnify the Pledgee in full amount:
11.1.1 Hasn’t obtained legal and valid authorization which is necessary for the guaranty under this Contract.
11.1.2 Hasn’t made a full and accurate disclosure to the extent that there is a existence of co-ownership of the pledged right and a dispute over the pledged right, or the pledged right has been cancelled upon application, been declared null and void, facing objection, seal-up, freezing, supervision, litigation, arbitration, reporting lost and stop of payment.
11.1.3 Hasn’t delivered the document of title, made a pledge endorsement or registered the pledge contract according to this Contract.
11.1.4 Has disposed the pledged right without obtaining written approval of the Pledgee.
11.1.5 Hasn’t provided corresponding guaranty as per requirement of the Pledgee.
11.1.6 Other activities of violating provisions under this Contract or hindering  the realization of pledged right.
11.2 Where the document of title is damaged, destructed or lost due to the Pledgee’s negligence in storage, causing loss to the Pledgor, the Pledgee shall indemnify the Pledgor accordingly:

12. Liability for Expenses
The Pledgor shall be liable for incurred costs in the course of pledged right appraisement, evaluation, storage, registration, notarization and escrow.

13. Dispute Period for Contract Termination Right

   Where the Pledgee exercises its right of contract termination according to law or contract, the Pledgor may raise a dispute within 7 days dated from the Pledgee informed the Pledgor in written, oral or other means.

14. Resolution of Disputes
Any dispute arising from this Contract shall be resolved by both parties through friendly discussion, or
14.1 Shall be resolved by litigation which falls within the jurisdiction of People’s Court in the Pledgee’s place of residence.
14.2 During the course of the litigation, this Contract shall be performed except for the part under dispute.

15. Other Matters
   15.1 The Pledgor shall actively get to know the Debtor’s conditions in business operation and performance of transactions under this Contract. The principal contract for all transactions under this Contract and other related legal papers or certificates would not be delivered to the Pledgor again.
    The former Right Pledge Contract, (Shuang Long) NYQZI No.53904200004472 will no longer in force from the date of coming into force of this Contract.

16. Coming into force of the Contract
This Contract shall take effect from the date of its execution.

17.
This Contract is made out in 6 copies and each for the Pledgee, Pledgor, Debtor, the Administration for Industry and Commerce, Ministry of Commerce and the Public Notary Office. Each copy has same legal force and effect.

Declaration by the Pledgor: The Pledgee has reminded us paying attention to relevant provisions (especially those provisions in black) hereof by law and, at our request, explained the provisions as necessary. We have read and understood the provisions here above.

Pledgee:
Agricultual Bank of China, Kunming Shuanglong Branch

Signature: Wei Li

Pledgor:
China Shenghuo Pharmaceutical Holdings, Inc

Signature: Gui Hua Lan

Date: May 20, 2011

ABCS(2007)2010-3
List of Pledged Right (Equity/Fund/Bond)

Pledgee (full name):
Agricultural Bank of China, Kunming Shuang Long Branch

Pledgeor:
China Shenghuo Pharmaceutical Holdings, Inc.

Pledged with:  94.95% shares of Kunming Shenghuo Pharmaceutical Co., Ltd. held by China Shenghuo Pharmaceutical Holdings, Inc.

Provisional price of those shares: RMB 140,022,080.

This List constitutes an integral part of the Pledge Contract. Both parties have reached the following special agreement besides the above mentioned Contract:

1. At the duration period of the pledged right, the effect of pledged right is extended to the such yields as bond interest, fund dividend, return on equity including stock dividend and transfer, bonus, coupon and etc., which may not be taken by the Pledgor.

2. Where the fund shares are pledged, when the fund contract was changed or terminated, the Pledgor shall timely notify the Pledgee. At the duration period of the pledged right, the Pledgor may not apply to redeem or transfer the pledged fund shares.

3. When the market value of the pledged right accounts for less than   % of the provisional price when it was pledged, the Pledgee is entitled to ask the Pledgor to offer a guaranty deposit or other guaranty that is recognized by the Pledgee.

4. The Pledgor has delivered the document of title to the Pledgee, if necessary.

Pledgee:
Agricultural Bank of China, Kunming Shuang Long Branch

Signature: Wei Li

Pledgor:
China Shenghuo Pharmaceutical Holdings, Inc.

Signature: Gui Hua Lan

Date: May 20, 2011